Deutsche Bank AG
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany



Jeffrey A. Ruiz
Vice President
Telephone: (212) 469-3667


                                 February 13, 2003


Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sir or Madame:

         Re:  Filing of Schedule 13G -  Schering AG



 Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, attached is one copy of Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G by return e-mail confirmation.

                            Sincerely,



                            Jeffrey A. Ruiz






Enclosures

                                            UNITED STATES
                                 SECURITIES AND EXCHANGE COMMISSION
                                         Washington, D.C. 20549

                                              SCHEDULE 13G
                               Under the Securities Exchange Act of 1934
                                            (Amendment No. 4)


                                              Schering AG
                              ---------------------------------------
                                            NAME OF ISSUER:


                                   Common Stock ($0.001 Par Value)
                               ---------------------------------------
                                    TITLE OF CLASS OF SECURITIES

                                             806585204
                            ---------------------------------------
                                            CUSIP NUMBER


                                         December 31, 2002
                             ---------------------------------------
                       (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank AG *

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.   SOLE VOTING POWER
SHARES                 11,830,626
BENEFICIALLY      6.   SHARED VOTING POWER
OWNED BY               0
EACH              7.   SOLE DISPOSITIVE POWER
REPORTING              12,229,303
PERSON WITH       8.   SHARED DISPOSITIVE POWER
                       245,423

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         12,475,826

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.3 %

12. TYPE OF REPORTING PERSON

         HC, CO

*   In accordance with Securities Exchange Act Release No. 39538 (January 12,
    1998), this filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Investment Management Americas Inc

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.    SOLE VOTING POWER
SHARES                   245,423
BENEFICIALLY      6.    SHARED VOTING POWER
OWNED BY                0
EACH              7.    SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH       8.    SHARED DISPOSITIVE POWER
                         245,423

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         245,423

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.1 %

12. TYPE OF REPORTING PERSON

         IA, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Trust Company Americas

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Deleware

NUMBER OF         5.     SOLE VOTING POWER
SHARES                   553,243
BENEFICIALLY      6.     SHARED VOTING POWER
OWNED BY                 0
EACH              7.     SOLE DISPOSITIVE POWER
REPORTING                689,463
PERSON WITH       8.     SHARED DISPOSITIVE POWER
                          0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         689,463

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES [ ]

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.3 %

 12. TYPE OF REPORTING PERSON

         BK, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Investmentgesellschaft mbH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.     SOLE VOTING POWER
SHARES                    1,771,742
BENEFICIALLY      6.     SHARED VOTING POWER
OWNED BY                 0
EACH              7.     SOLE DISPOSITIVE POWER
REPORTING                 1,942,542
PERSON WITH       8.     SHARED DISPOSITIVE POWER
                                        0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,942,542

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.0 %

12. TYPE OF REPORTING PERSON

         IC, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Europe GmbH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.    SOLE VOTING POWER
SHARES                      7,282,347
BENEFICIALLY      6.    SHARED VOTING POWER
OWNED BY                    0
EACH              7.    SOLE DISPOSITIVE POWER
REPORTING                   7,282,347
PERSON WITH       8.    SHARED DISPOSITIVE POWER
                             0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,282,347

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
      SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.7 %

 12. TYPE OF REPORTING PERSON

         IC, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Group Ltd, London

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Great Britain

NUMBER OF         5.     SOLE VOTING POWER
SHARES                   1,849,255
BENEFICIALLY      6.     SHARED VOTING POWER
OWNED BY                 0
EACH              7.     SOLE DISPOSITIVE POWER
REPORTING                1,960,249
PERSON WITH       8.     SHARED DISPOSITIVE POWER
                         0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,960,249

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.00 %

12. TYPE OF REPORTING PERSON

    IC, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank AG Frankfurt Branch

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

           Federal Republic of Germany

NUMBER OF         5.     SOLE VOTING POWER
SHARES                   0
BENEFICIALLY      6.     SHARED VOTING POWER
OWNED BY                 0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  154,640
PERSON WITH       8.     SHARED DISPOSITIVE POWER
                         0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         154,640

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.08 %

12. TYPE OF REPORTING PERSON

    BK, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Sociedad Anonima Espanola

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Spain

NUMBER OF         5.     SOLE VOTING POWER
SHARES                   32,896
BENEFICIALLY      6.     SHARED VOTING POWER
OWNED BY                 0
EACH              7.     SOLE DISPOSITIVE POWER
REPORTING                44,633
PERSON WITH       8.     SHARED DISPOSITIVE POWER
                         0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         44,633

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.02 %

12. TYPE OF REPORTING PERSON

    BK, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Morgan Grenfell Group plc, London

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Great Britain

NUMBER OF         5.     SOLE VOTING POWER
SHARES                   0
BENEFICIALLY      6.     SHARED VOTING POWER
OWNED BY                 0
EACH              7.     SOLE DISPOSITIVE POWER
REPORTING                56,699
PERSON WITH       8.     SHARED DISPOSITIVE POWER
                         0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         56,699

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.03 %

12. TYPE OF REPORTING PERSON

    IC, CO

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank (Suisse) S.A.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Switzerland

NUMBER OF         5.     SOLE VOTING POWER
SHARES                   0
BENEFICIALLY      6.     SHARED VOTING POWER
OWNED BY                 0
EACH              7.     SOLE DISPOSITIVE POWER
REPORTING                150
PERSON WITH       8.     SHARED DISPOSITIVE POWER
                         0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         150

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.00 %

12. TYPE OF REPORTING PERSON

           BK, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Lubeck AG vormals Handelsbank

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  300
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         300

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.00 %

12. TYPE OF REPORTING PERSON

         BK, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Luxembourg S.A.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Luxembourg

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  1,000
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.00 %

12. TYPE OF REPORTING PERSON

         BK, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank S.A. / N.V.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Belgium

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     1,100
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  0
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                          0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,100

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.00 %

12. TYPE OF REPORTING PERSON

         BK, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Saar AG

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  700
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                          0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         700

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.00 %

12. TYPE OF REPORTING PERSON

         BK, CO

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Trust AG

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  1,960
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,960

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.00 %

12. TYPE OF REPORTING PERSON

    BK, CO

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Nissay Deutsche Asset Management Europe Limited

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Great Britain

NUMBER OF         5.     SOLE VOTING POWER
SHARES                   94,620
BENEFICIALLY      6.     SHARED VOTING POWER
OWNED BY                 0
EACH              7.     SOLE DISPOSITIVE POWER
REPORTING                94,620
PERSON WITH       8.     SHARED DISPOSITIVE POWER
                        0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         94,620

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.05%

12. TYPE OF REPORTING PERSON

    IC, CO

Item 1(a).   Name of Issuer:

             Schering AG (the "Issuer")


Item 1(b).   Address of Issuer's Principal Executive Offices:

             The address of the Issuer's principal executive offices is:

             Mullerstrasse 170-178, 13342 Berlin, Germany.


Item 2(a).   Name of Person Filing:

             This statement is filed on behalf of Deutsche Bank AG,("Reporting Person").

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             The principal place of business of the Reporting Person is:

                      Taunusanlage 12, D-60325
                      Frankfurt am Main
                      Federal Republic of Germany

Item 2(c).   Citizenship:

             The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).   Title of Class of Securities:

             The title of the securities is ordinary shares, which also includes securities held in the form of American Depository Receipts (the "Ordinary Shares").


Item 2(e).   CUSIP Number:

             The CUSIP number of the Common Stock is set forth on the cover page.


Item 3.      If this statement is filed pursuant to Rules
             13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:


            (a)  [  ]  Broker or dealer registered under section 15 of the Act;

            (b)  [ x ]  Bank as defined in section 3(a)(6) of the Act;
                      - Deutsche Bank Trust Company Americas
                      - Deutsche Bank AG Frankfurt Branch
                      - Deutsche Bank Sociedad Anonima Espanola
                      - Deutsche Bank (Suisse) S.A.
                      - Deutsche Bank Lubeck AG vormals Handelsbank
                      - Deutsche Bank Luxembourg S.A.
                      - Deutsche Bank S.A./N.V.
                      - Deutsche Bank Saar AG
                      - Deutsche Bank Trust AG

            (c)  [  ]  Insurance Company as defined in section 3(a)(19)
                       of the Act;

            (d)  [ x ] Investment Company registered under section 8
                      of the Investment Company Act of 1940; - Deutsche Asset Management Investmentgesellschaft mbH - Deutsche Asset Management Europe GmbH - Deutsche Asset Management Group Limited - Deutsche Morgan Grenfell Group plc - Nissay Deutsche Asset Management Europe Limited

            (e) [ x ] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);
                       - Deutsche Investment Management Americas Inc


            (f)   [ ] An employee benefit plan, or endowment fund in
                      accordance with Rule 13d-1 (b)(1)(ii)(F);

            (g)   [x ] parent holding company or control person in
                       accordance with Rule 13d-1 (b)(1)(ii)(G); -
                       Deutsche Bank AG, Frankfurt am Main/Germany

            (h)   [ ] A savings association as defined in section
                      3(b) of the Federal Deposit Insurance Act;


            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

            (j)    [ ] Group, in accordance with Rule 13d-1
                   (b)(1)(ii)(J).


Item 4.    Ownership.

           (a) Amount beneficially owned:

                  The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

           (b) Percent of class:

                  The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

           (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                   The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

                   (ii) shared power to vote or to direct the vote:

                   The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                   (iii) sole power to dispose or to direct the disposition of:

                   The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                  (iv) shared power to dispose or to direct the disposition of:

                  The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                                 Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                     Subsidiary                        Item 3 Classification
                  ------------------------           -------------------------

                  Deutsche Investment Management
                  Americas Inc.                             Investment Advisor

                  Deutsche Bank Trust Company Americas      Bank

                  Deutsche Bank AG Frankfurt Branch         Bank

                  Deutsche Bank Sociedad Anonima
                  Espanola                                  Bank

                  Deutsche Bank (Suisse) S.A.               Bank

                  Deutsche Bank Lubeck AG
                  vormals Handelsbank                       Bank

                  Deutsche Bank Luxembourg S.A.             Bank

                  Deutsche Bank S.A./N.V.                   Bank

                  Deutsche Bank Saar AG                     Bank

                  Deutsche Bank Trust AG                    Bank

                  Deutsche Asset Management
                  Investmentgesellschaft mbH                Investment Company

                  Deutsche Asset Management
                  Europe GmbH                               Investment Company

                  Deutsche Asset Management
                  Group Limited                             Investment Company

                  Deutsche Morgan Grenfell Group plc        Investment Company

                  Nissay Deutsche Asset Management
                  Europe Limited                            Investment Company


Item 8.           Identification and Classification of Members of the Group.

                                 Not applicable.

Item 9.           Notice of Dissolution of Group.

                                 Not applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/13/03


                                   DEUTSCHE BANK AG


                                      By: /s/ Jeffrey A. Ruiz
                                      Name: Jeffrey A. Ruiz
                                      Title: Vice President


                                      By: /s/ Margaret M. Adams
                                      Name: Margaret M. Adams
                                      Title: Director

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/13/03


                            DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.


                            By: /s/ William G. Butterly III
                            Name: William G. Butterly III
                            Title: Secretary

                                SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/13/03



                                     DEUTSCHE BANK TRUST COMPANY AMERICAS


                                     By: /s/ James T. Byrne, Jr.
                                     Name: James T. Byrne, Jr.
                                     Title: Secretary

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/13/03


                         DEUTSCHE ASSET MANAGEMENT EUROPE GMBH



                         By: /s/  Michaela Bundschuh
                         Name:  Michaela Bundschuh
                         Title:    Global Head of Position Monitoring


                         By: /s/  Susan Seidel
                         Name:  Susan Seidel
                         Title:    Vice President

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated: 2/13/03


                   DEUTSCHE ASSET MANAGEMENT INVESTMENTGESELLSCHAFT MBH



                           By: /s/  Michaela Bundschuh
                           Name:  Michaela Bundschuh
                           Title:    Global Head of Position Monitoring


                           By: /s/  Susan Seidel
                           Name:  Susan Seidel
                           Title:    Vice President

                               SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/13/03


                               Deutsche Bank Sociedad Anonima Espanola


                               By: /s/ Carlos Bustillo
                               Name: Carlos Bustillo
                               Title: Infrastructure/COC


                               By: /s/ Pedro Danobeitia
                               Name: Pedro Danobeitia
                               Title: President

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/13/03



                                DEUTSCHE BANK (SUISSE) S.A.


                                   By: /s/ Frederic Simon-Vermot
                                   Name: Frederic Simon-Vermot
                                   Title:   Associate



                                   By: /s/ Peter Waller
                                   Name: Peter Waller
                                   Title:   Assistant Vice President

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/13/03


                             DEUTSCHE BANK TRUST AG



                             By: /s/  Michaela Bundschuh
                             Name:  Michaela Bundschuh
                             Title:    Global Head of Position Monitoring

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated: 2/13/03


                                    DEUTSCHE ASSET MANAGEMENT GROUP LIMITED



                                    By: /s/  Patrick Galligan
                                    Name:  Patrick Galligan
                                    Title:    European Head of Risk Management


                                    By: /s/  Hugh Male
                                    Name:  Hugh Male
                                    Title:    Vice President

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated: 2/13/03


                                    DEUTSCHE MORGAN GRENFELL GROUP PLC



                                    By: /s/  Patrick Galligan
                                    Name:  Patrick Galligan
                                    Title:    European Head of Risk Management


                                    By: /s/  Hugh Male
                                    Name:  Hugh Male
                                    Title:    Vice President

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/13/03


                               DEUTSCHE BANK AG FRANKFURT BRANCH


                                By: /s/ Michaela Bundschuh
                                Name: Michaela Bundschuh
                               Title:  Global Head of Position Monitoring

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/13/03


                        DEUTSCHE BANK LUEBECK AG VORMALS HANDELSBANK


                        By: /s/ Michaela Bundschuh
                        Name: Michaela Bundschuh
                        Title:  Global Head of Position Monitoring

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/13/03



                           DEUTSCHE BANK SAAR AG


                           By: /s/ Michaela Bundschuh
                           Name: Michaela Bundschuh
                           Title:  Global Head of Position Monitoring

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/13/03


                          DEUTSCHE BANK LUXEMBOURG S.A.


                          By: /s/  Heribert Hoefer
                          Name:  Heribert Hoefer
                          Title:    Compliance Officer


                          By: /s/  Manfred Zisselsberger
                          Name:  Manfred Zisselsberger
                          Title:    Managing Director Head of Controlling

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated: 2/13/03


                                    DEUTSCHE BANK S.A./N.V.



                                    By: /s/  Peter Baeten
                                    Name:  Peter Baeten
                                    Title:    Focused Account Manager


                                    By: /s/  Nathalie Derijcke
                                    Name:  Nathalie Derijcke
                                    Title:    Advisory Portfolio Management

                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated: 2/13/03



                        NISSAY DEUTSCHE ASSET MANAGEMENT EUROPE LIMITED


                        By: /s/  Patrick Galligan
                        Name:  Patrick Galligan
                        Title:    European Head of Risk Management


                        By: /s/  Hugh Male
                        Name:  Hugh Male
                        Title:    Vice President